Wendy’s International, LLC Deferred Compensation Plan

I. Introduction and Purpose
1.1 Statement of Purpose. The primary purposes of the Plan are to (a) provide certain management or highly compensated employees of the Company and its participating subsidiaries with the opportunity to defer receipt of all or a portion of their base compensation and certain incentive awards before such compensation is earned and to nominally invest such amounts in certain funds on a tax-deferred basis, thereby aligning more closely employee compensation with the interests of the Company and its shareholders and (b) provide for a more competitive pay program to attract and retain key employee talent.
1.2 Top Hat Plan. The Company intends that the Plan constitute an unfunded “top hat” plan maintained for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meaning of ERISA.
II. Definitions
2.1 Account means the notional account established and maintained by the Plan on behalf of each Participant to record such Participant’s interest under the Plan.
2.2 Affiliate means any entity that, along with the Company, would be considered a single employer under Code Sections 414(b) and 414(c).
2.3 Base Compensation means an Eligible Individual’s regular annual base salary, less any applicable withholding taxes and any reductions to base salary for contributions under any welfare plan or program sponsored by the Company or a Participating Employer.
2.4 Board means the Board of Directors of the Company.
2.5 Change in Control means any occurrence that would be a change in control as that term is defined under The Wendy’s Company 2010 Omnibus Award Plan, provided that such occurrence also would be a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, pursuant to Code Section 409A, without regard to any special rules.
2.6 Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
2.7 Company means Wendy’s International, LLC, an Ohio limited liability company.
2.8 Deferral Election means the written or electronic deferral election form prescribed from time to time by the Plan Administrator, which must be completed by each Participant pursuant to Section 4.1.
2.9 Effective Date means January 1, 2017.
2.10 Eligible Individual means any employee who is (a) eligible to defer certain compensation in accordance with Article IV and (b) employed (1) by the Company at the Director level or above (as defined by the Company based on pay band or grade), or (2) by a Participating Employer, with such titles as may be designated for that Participating Employer by the Board or a committee thereof.
2.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
2.12 Incentive Award means, with respect to an Eligible Individual, any cash incentive award that may become payable to such Eligible Individual pursuant to any annual incentive compensation plan of the Company or a Participating Employer, less any applicable withholding taxes and any reductions to base salary for contributions under any welfare plan or program sponsored by the Company or a Participating Employer.
2.13 Investment Options means the hypothetical investment vehicles in which a Participant’s deferrals are deemed invested pursuant to Article V. Investment Options are limited to those offered to participants in the Qualified Plan.
2.14 Participant means any Eligible Individual who makes an election to participate in the Plan in accordance with Section 4.1. Participant includes any former Eligible Individual who continues to have an Account maintained under the Plan.

2.15 Participating Employer means an Affiliate that has adopted the Plan and has been authorized to participate in the Plan by the Board or a committee thereof.
2.16 Plan means the Wendy’s International, LLC Deferred Compensation Plan, as the same may be amended from time to time.
2.17 Qualified Plan means The Wendy’s Company 401(k) Retirement Plan, or its successor, as the same may be amended from time to time.
2.18 Termination means the Participant’s separation from service as defined in Code Section 409A, without regard to any special rules.
2.19 Total and Permanent Disability means a physical or mental condition which qualifies a Participant for Social Security disability benefits or which qualifies such Participant to continue to receive benefits under the Company’s long-term disability plan after having received such benefits for 12 months.
2.20 Trading Day means any day on which The NASDAQ Stock Market is open for trading.
2.21 Valuation Date means the last Trading Day in each calendar month and such other days as may be designated by the Plan Administrator as Valuation Dates.
2.22 Other Defined Terms. The following terms are defined within the Plan:

Term	Defined in Section
Account Balance	5.1
Adjustment	5.1
Beneficiary	8.3
Plan Administrator	7.1
Unforeseeable Emergency	6.3
III. Eligibility
3.1 Eligibility. Each Eligible Individual will be eligible to become a Participant in the Plan on the later of the Effective Date and the first day of the first month following the date on which the individual becomes an Eligible Individual. The Plan is intended to limit eligibility to a “select group of management or highly compensated employees” within the meaning of ERISA.

3.2 Cessation of Eligibility. An individual will cease to be an Eligible Individual upon his or her Termination or upon ceasing to be employed in an eligible position.
IV. Contributions
4.1 Time and Form of Elections. To become a Participant in the Plan, an Eligible Individual must make an irrevocable election under this Section 4.1 on a Deferral Election to defer a portion, not to exceed 100%, of his or her (a) Base Compensation, (b) Incentive Awards and/or (c) other compensation approved by the Plan Administrator. All elections made under this Section 4.1 must be made by submitting a Deferral Election to the Plan Administrator or to such other individual or entity designated by the Plan Administrator. The election due date for such deferrals of Base Compensation and Incentive Awards is the earlier of December 31 and the last day of the preceding fiscal year. The last Deferral Election received on or before the election due date will become irrevocable as of that date.
Notwithstanding the foregoing, if an individual becomes an Eligible Individual after the election due date described above, he or she may elect to defer future compensation by submitting a Deferral Election within 30 days of becoming an Eligible Individual. In this event, only the portion of compensation earned in connection with services performed after the date of the Deferral Election is eligible for deferral under the Plan. For purposes of an Incentive Award, this proration will be calculated by dividing (1) the number of days in the fiscal year on which such Incentive Award is based following the later of (A) the date of such Deferral Election and (B) the date of becoming an Eligible Individual by (2) the total number of days in the fiscal year on which such Incentive Award is based.

The election due date for a deferral of other compensation that has not yet been earned is the date designated by the Board or a committee thereof in compliance with Code Section 409A.

4.2 Termination of Deferrals Due to Hardship Withdrawal. If a Participant receives a hardship distribution from any tax-qualified defined contribution plan sponsored by the Company or any of its Affiliates, then all deferrals under the Plan will automatically cease following the date of such hardship distribution. An otherwise Eligible Individual will not be eligible to elect to defer compensation to the Plan for six months following the date of such hardship distribution, and any subsequent deferral election must comply with Section 4.1.

4.3 Company Contributions. The Company may make discretionary contribution credits for a Plan year, which will be allocated among Participants based upon the ratio of (a) each Participant’s aggregate deferral contributions into the Plan for such Plan year to (b) the aggregate deferral contributions into the Plan for all Participants for such Plan year.
V. Accounts
5.1 Deferral Account. The Plan will establish an Account on its books and records in the name of each Participant, which reflects the amount of Participant deferrals and any Company contribution credits pursuant to Article IV plus any earnings and less any losses on such amounts (the “Adjustment”) as described in Section 5.4 as an unfunded liability of the Plan to such Participant. A Participant’s deferrals and any Company contribution credits pursuant to Article IV plus or minus all Adjustments and less any amounts distributed to such Participant or his or her Beneficiary pursuant to Article VI are collectively referred to as the Participant’s “Account Balance.” Each Account will be designated by the name of the Participant for whom it is established. Participants are fully vested in their Account Balances at all times.
5.2 Investment Options. Each Participant may elect the Investment Options in which the Participant’s Account will be deemed invested. A Participant’s Account may be allocated in 1% increments among one or more of the Investment Options. If the Participant allocates less than 100% of his or her Account pursuant to this Section 5.2, any unallocated portion will be deemed to be allocated to the default investment option established under the Qualified Plan.
5.3 Changing Investment Options. Each Participant will be able to reallocate the deemed investment of his or her Account and to elect the allocation of the deemed investment of future deferrals and Company contribution credits among the available Investment Options in 1% increments on terms and conditions established by the Plan Administrator and communicated to Participants.
5.4 Crediting a Participant Account. The Company will credit a Participant’s Account to reflect his or her deemed investment in the applicable Investment Options in respect of the amounts deferred by such Participant as of, or as soon as practicable after, the date on which the Participant’s Base Compensation, Incentive Awards or other compensation would have otherwise been paid. The Company will debit a Participant’s Account to reflect the deemed liquidation of investments credited to his or her Account as of, or as soon as practicable after, the date of each distribution made pursuant to Article VI in respect of such Account. Each Account will be valued on each Valuation Date and will reflect all Adjustments, additional deferrals and distributions since the previous Valuation Date. On each Valuation Date, the deemed investments reflected in a Participant’s Account will be credited and debited, if and as applicable, to reflect any reallocation of the Investment Options in which the Account Balance is deemed invested. The Plan Administrator will use the Participant’s Investment Option designations to calculate the Adjustment component of the Account Balance. The amount of the Adjustment will equal the amount that the Participant’s Account Balance would have earned (or lost) for the period since the last Adjustment had the Account Balance actually been invested in the investment vehicles represented by the Investment Options designated by the Participant for such period. For purposes of determining the number of units or other interests in Investment Options credited or debited to a Participant’s Account and/or the value of a Participant’s Account on any date, the Plan Administrator will value each Investment Option that is a mutual or collective fund based on the net asset value of such fund on such date.
VI. Distributions
6.1 Distribution of Benefits. In the event of a Participant’s Termination (other than for death or Total and Permanent Disability), the Participant’s total Account Balance will be paid in a single lump sum payable within 60 days after the first day of the calendar quarter following the six month anniversary of the date of such Termination.
6.2 Distributions on Total and Permanent Disability or Death. In the event (a) a Participant incurs a Total and Permanent Disability (where such Total and Permanent Disability would qualify as a disability under Code Section 409A), or (b) a Participant dies, the Participant’s total Account Balance will be paid in a single lump sum payment as soon as practicable after such occurrence (but not later than the later of (1) the last day of the calendar year in which the event occurs, or (2) 60 days after the first day of the calendar quarter following the date the event occurs).

6.3 Distribution for Unforeseeable Emergency. A Participant may request a distribution from his or her Account upon the occurrence of an Unforeseeable Emergency as defined below. As a condition of receiving a distribution under this Section 6.3, the Participant must file a written application with the Plan Administrator specifying the nature of the Unforeseeable Emergency and the amount needed to address the Unforeseeable Emergency, and supplying any other information that the Plan Administrator, in its discretion, may need to ensure the conditions specified in this Section 6.3 are satisfied. The Plan Administrator will, in its sole discretion, determine whether an Unforeseeable Emergency exists. If the Plan Administrator determines that an Unforeseeable Emergency exists, the Plan may distribute an amount to the Participant that is not greater than the amount reasonably necessary in the Plan Administrator’s determination to satisfy the emergency need (which may include the amount necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated from the distribution) or, if less, the Participant’s total Account Balance as of the Valuation Date immediately preceding the distribution date. A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets, to the extent that the liquidation of such other assets would not cause a severe financial hardship. For purposes of this Section 6.3, an “Unforeseeable Emergency” means a severe financial hardship to the Participant within the meaning of Treasury Regulation Section 1.409A-3(i)(3) resulting from (a) an illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), (b) loss of the Participant’s property due to casualty or (c) other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
6.4 Distribution Pursuant to a Domestic Relations Order. Notwithstanding anything to the contrary contained in the Plan, the Plan may accelerate payment to an alternate payee of all or part of a Participant’s Account as necessary to comply with the terms of a domestic relations order, as defined in Code Section 414(p)(1)(B) and as permitted under Treasury Regulation Section 1.409A-3(j)(4)(ii).
VII. Plan Administration
7.1 Plan Administrator. The Plan will be administered by the Company’s Benefits Administrative Committee, or its successor as designated by the Board (the “Plan Administrator”).
7.2 Powers of the Plan Administrator. The Plan Administrator is charged with the operation and administration of the Plan in accordance with the Plan’s terms and has all the powers necessary to carry out the provisions of the Plan. Any and all determinations, actions or decisions of the Plan Administrator with respect to the administration of the Plan, including without limitation the determination of benefit eligibility and interpretation of Plan provisions, shall be final and conclusive and binding upon all parties having an interest in the Plan. The Plan Administrator may delegate specific responsibilities, obligations, powers or duties as it deems appropriate.
7.3 Indemnification. The Company shall indemnify and defend the Plan Administrator and all directors, managers, officers, employees or representatives of the Company and its Affiliates to the greatest extent permitted by applicable law against any and all claims, losses, damages, expenses (including reasonable attorneys’ fees) and liability arising from any action or failure to act in connection with the administration of the Plan.
VIII. Participants’ Rights
8.1 Participant Rights in the Plan. Any liability of the Plan, the Company and any Participating Employer to any Participant with respect to any benefit will be based solely upon the contractual obligations created by the Plan and the Deferral Election. No such obligations will be secured by any pledge or any encumbrance on any property of the Plan, the Company or any Participating Employer. The obligations under the Plan and the Deferral Election are unfunded and unsecured promises to pay for all purposes, including without limitation federal income taxes and ERISA. No Participant or Beneficiary has any rights under the Plan other than those of a general unsecured creditor of the Company or a Participating Employer. The Company or a Participating Employer may establish a rabbi trust for the benefit of Participants hereunder or otherwise segregate, identify or reserve assets for the purpose of paying benefits under the Plan; provided, however, that any assets segregated, identified or reserved for the purpose of paying benefits pursuant to the Plan remain general corporate assets subject to the claims of the Company’s or such Participating Employer’s creditors or, in the case of assets held in a rabbi trust established by the Company or any Participating Employer, subject to the claims of general creditors to the extent provided in such trust. Neither the Plan nor the Deferral Elections create a trust or fiduciary relationship between the Company or any Participating Employer and any Participant or Beneficiary.
8.2 Restrictions upon Assignment and Creditors’ Claims. No benefit payable under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt of such Plan benefit by the Participant or a Beneficiary and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void. No benefit payable under the Plan is subject to attachment, garnishment, execution, levy or other legal or equitable proceeding or process, and any attempt to do so shall be void. Neither the Company nor any Participating Employer is in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary except as may be required by the tax withholding provisions of the Code or any state’s income tax laws.
8.3 Designation of Beneficiary. Each Participant may designate a beneficiary to receive any benefits which may become or continue to be payable under the Plan upon or after such Participant’s death (a “Beneficiary”) by giving a designation in approved form to the Plan Administrator. Successive Beneficiary designations may be made, and the last designation received by the Plan Administrator prior to the death of the Participant will govern. If (a) a Participant fails to designate a Beneficiary, (b) the Plan Administrator determines in its sole discretion that any such designation is illegal or ineffective for any reason or (c) no designated Beneficiary survives the Participant, then the Participant’s benefits under the Plan will be paid to the Participant’s estate.

IX. Company’s Reservation of Rights
9.1 Termination or Amendment of Plan.
(a) The Company retains the right, at any time and in its sole discretion, to amend or terminate the Plan, in whole or in part. Any amendment of the Plan must be (1) approved by the Board or a committee thereof, (2) in writing and (3) executed by an officer or other authorized representative of the Company. Except as provided in Sections 9.1(b) and (c), no amendment of the Plan may impair or curtail the Company’s or a Participating Employer’s contractual obligations arising from Deferral Elections previously entered into for benefits accrued prior to such amendment.
(b) In the event of the termination of the Plan, payment of Accounts will be made at the time and in the manner set forth in Article VI, unless such termination meets the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix). In the event that the Plan is terminated in connection with a change in control, as described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), all Account Balances will be distributed in a single lump sum payment as soon as practicable after the Plan termination is adopted. In the event that the Plan is terminated without replacement, as described in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C), any Account Balances that have not been distributed pursuant to Article VI by the first anniversary of the Plan termination date will be distributed in a single lump sum payment not later than the second anniversary of the Plan termination date.
(c) In the event of a change in law that would result in the Plan being deemed to be a funded plan for tax purposes or for purposes of ERISA, the Company retains the right to amend the Plan to the extent necessary to preserve the status of the Plan as an unfunded plan.
9.2 Accelerated Distribution upon Loss of Tax Deferral. In the event that the Plan fails to satisfy the requirements of Code Section 409A and as a consequence a Participant becomes subject to federal income tax on all or any portion of his or her Account Balance for which such Participant is not then scheduled to receive a distribution under the Plan, the Plan Administrator may accelerate the payment of that portion of the Participant’s Account Balance which the Plan Administrator reasonably determines to be subject to such taxation in a lump sum payable on a date determined by the Plan Administrator.
X. Claims for Benefits
10.1 Claims Review. Any Participant, former Participant or Beneficiary who wishes to request a review of a claim for benefits under the Plan or who wishes an explanation of a benefit or its denial may direct to the Plan Administrator a written request for such review within 120 days of the denial. The Plan Administrator shall respond to the request by issuing a notice to the claimant as soon as possible, but in no event later than 90 days (180 days in special cases) from the date of receipt of the request. This notice furnished by the Plan Administrator shall be written in a manner calculated to be understood by the claimant, shall be posted by first-class mail to the address of record of the claimant and shall include the following:
(a) The specific reason or reasons for any denial of benefits;
(b) The specific Plan provisions on which any denial is based;
(c) A description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed; and
(d) An explanation of the Plan’s claim appeals procedure.
If the Plan Administrator denies the claim or fails to respond to the claimant’s written request for a review within 180 days of its receipt, the claimant shall be entitled to proceed to the claim appeals procedure described in Section 10.2. If the claimant does not respond to the notice within 60 days from receipt of the notice, the claimant shall be considered satisfied in all respects.

10.2 Appeals Procedure. In the event that the claimant wishes to appeal the claim review denial, the claimant or his or her duly authorized representative may submit to the Plan Administrator, within 60 days of his or her receipt of the notice, a written notification of appeal of the claim denial. The notification of appeal of the claim denial shall permit the claimant or his or her duly authorized representative to utilize the following claim appeals procedures:
(a) To review pertinent documents; and
(b) To submit issues and comments in writing to which the Plan Administrator shall respond.
The Plan Administrator shall furnish a final written decision on formal review not later than 60 days after receipt of the notification of appeal, unless special circumstances require an extension of the time for processing the appeal. In no event, however, shall the Plan Administrator respond later than 120 days after a request for an appeal. The decision on the appeal shall be written in a manner calculated to be understood by the claimant, shall include specific reasons for the decision, and shall contain specific references to the pertinent Plan provisions on which the decision is based.

10.3 Discretion Regarding Claims and Appeals. The Plan Administrator, or any individual or committee to whom responsibility for claims and appeals has been delegated, shall have complete discretion in deciding such claims and appeals and any such decision shall be final, conclusive and binding upon the claimant.
XI. Miscellaneous Provisions
11.1 Effect on Other Benefits. Except as otherwise required by applicable law, the annual base salary deferred by a Participant under the Plan will be included in the Participant’s annual compensation for purposes of calculating the Participant’s incentive bonuses, insurance and other employee benefits. Distributions made under the Plan will be excluded from compensation in years paid for purposes of calculating a Participant’s incentive bonuses, insurance and other employee benefits.
11.2 Tax Withholding. The Company or Participating Employer will withhold from any payment made under the Plan such amount or amounts as may be required to be withheld by applicable federal, state or local laws.
11.3 Participant’s Incapacity. In the event benefits become payable under the Plan after a Participant becomes incapacitated, such benefits will be paid to the Participant’s legal guardian or legal representative.
11.4 Independence of Plan. Except as otherwise expressly provided herein, the Plan is independent of, and in addition to, any other employment agreement or benefit plan or rights that may exist from time to time between a Participant and the Company or any Participating Employer. The Plan is not deemed to constitute a contract of employment between a Participant and the Company or any Participating Employer, and no provision of the Plan restricts the right of the Company or any Participating Employer at any time to discharge a Participant, with or without assigning a reason therefor, or restricts the right of a Participant to terminate his or her employment with the Company or a Participating Employer.
11.5 Responsibility for Legal Effect. Neither the Plan Administrator, the Company nor any Participating Employer makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax or other implications or effects of the Plan.
11.6 Successors, Acquisitions, Mergers, Consolidations. The terms and conditions of the Plan and each Deferral Election inures to the benefit of and binds the Company, the Participating Employers, the Participants and their respective successors, assigns and personal representatives.
11.7 Controlling Law. The Plan shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Ohio to the extent not preempted by laws of the United States of America.

11.8 Captions. The captions of the various sections of the Plan are solely for convenience and do not control or affect the meaning or construction of the Plan.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed this 2nd day of December, 2016.
THE WENDY'S COMPANY
By: /s/ Scott A. Weisberg